EXHIBIT 4.5

OUTSTANDING RIGHTS TO PURCHASE INTEGRA SHARES

                           (AS OF SEPTEMBER 18, 2000)

SECURITY                     COMMON STOCK ISSUABLE ON
                               CONVERSION OR EXERCISE

Employee Stock Options                      3,706,743*

Warrants                                       550,811+

Conv. Preferred Stock

         Series A                              250,000
         Series B                            2,617,801
         Series C                              600,000


*Average exercise price per option is $6.37. Options generally carry a term of five or six years.

+Average exercise price per warrant is $6.66.